Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Legacy IonQ’s financial condition and results of operations together with our financial statements and related notes included elsewhere in this Form 8-K and dMY’s final prospectus filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, on August 12, 2021 (the “Prospectus”). Some of the information contained in this discussion and analysis or set forth elsewhere in the Current Report on Form 8-K (the “Form 8-K”) or Prospectus, including information with respect to Legacy IonQ’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, Legacy IonQ’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.” References to “IonQ” throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations section refers to “Legacy IonQ”.

Overview

IonQ is developing quantum computers designed to solve the world’s most complex problems, and transform business, society, and the planet for the better. We believe that our proprietary technology, our architecture, and the technology exclusively available to us through license agreements will offer us advantages both in terms of research and development, as well as the commercial value of our intended product offerings. We sell access to a quantum computer with 11 qubits, and we are in the process of researching and developing technologies for quantum computers with increasing computational capabilities. We currently make access to our quantum computers available via three major cloud platforms, Amazon Web Services’ (AWS) Amazon Bracket, Microsoft’s Azure Quantum, and Google’s Cloud Marketplace, and to select customers via our own cloud service.

We are still in the early stages of generating revenue with our 11-qubit quantum computer. We have incurred significant operating losses since our inception. IonQ’s net losses were $17.3 million for the six months ended June 30, 2021, and we expect to continue to incur significant losses for the foreseeable future. As of June 30, 2021, we had an accumulated deficit of $56.9 million.

The Merger Agreement and Public Company Costs

On March 7, 2021, IonQ, dMY and the Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, at the Closing Merger Sub was merged with and into Legacy IonQ, with Legacy IonQ continuing as the Surviving Corporation following the Merger, being a wholly owned subsidiary of dMY and the separate corporate existence of Merger Sub ceased. Upon the completion of the Business Combination, IonQ became the successor registrant with the SEC, meaning that IonQ’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is dMY, for financial accounting and reporting purposes under GAAP, IonQ will be the accounting acquirer and the Merger will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined company represent the continuation of the financial statements of IonQ in many respects. Under this method of accounting, dMY will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, IonQ will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of IonQ (i.e., a capital transaction involving the issuance of stock by dMY for the stock of IonQ).

Upon the Closing of the Merger and the PIPE Investment, the most significant change in our future reported financial position and results of operations was an increase in cash (as compared to our balance sheet at June 30,

2021) of approximately $558.0 million, including up to $345.0 million in gross proceeds from the PIPE Investment by the PIPE Investors. Total direct and incremental transaction costs of dMY and IonQ are estimated at approximately $66.9 million, substantially all of which will be offset to additional-paid-in-capital as costs related to the reverse recapitalization.

As a result of the Merger, IonQ is the successor to an SEC registrant and is listed on the NYSE, which will require IonQ to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19 on IonQ’s Business

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the current pandemic, and we are closely monitoring the impact of the pandemic on all aspects of our business, including how it impacts our employees, suppliers, vendors, and business partners.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of suppliers and business partners. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect our development plans, sales and marketing activities, and business operations.

The evolution of the virus is unpredictable at this point and any resurgence may slow down our ability to develop our quantum computing program. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components and materials. We may also experience an increase in the cost of raw materials.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this Form 8-K. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor our financial condition, liquidity, operations, suppliers, industry, and workforce.

Key Components of Results of Operations

Revenue

We have generated limited revenues since our inception. We derive revenue from providing access to QCaaS and professional services related to co-developing algorithms on our quantum computing systems. In arrangements with the cloud service providers, the cloud service provider is considered the customer and we do not have any contractual relationships with the cloud service providers’ end users. We have determined that our QCaaS contracts represent a combined, stand-ready performance obligation to provide access to our quantum computing systems and revenue is recognized based on our customers’ usage. For contracts with a fixed transaction price, the fixed fee is recognized as QCaaS subscription-based revenues on a straight-line basis over the access period.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue primarily consists of expenses related to delivering our services, including personnel-related expenses, allocated facility and other costs for customer facing functions, and costs associated with maintaining the cloud on which the QCaaS resides beginning in the period the QCaaS revenue generating activities began. Personnel-related expenses include salaries, benefits, and stock-based compensation. Cost of revenue excludes depreciation and amortization related to our quantum computing systems and related software.

Research and Development

Research and development expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility and other costs for IonQ’s research and development functions. Unlike a standard computer, design and development efforts continue throughout the useful life of our quantum computing systems to ensure proper calibration and optimal functionality. Research and development expenses also include purchased hardware and software costs related to quantum computing systems constructed for research purposes that are not probable of providing future economic benefit and have no alternate future use as well as costs associated with third-party research and development arrangements.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, costs for direct advertising, marketing and promotional expenditures and allocated facility and other costs for our sales and marketing functions. We expect to continue to make the necessary sales and marketing investments to enable us to increase our market penetration and expand our customer base.

General and Administrative

General and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility and other costs for our corporate, executive, finance, and other administrative functions. General and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance, and other administrative expenses.

We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue over time.

Depreciation and Amortization

Depreciation and amortization expense results from depreciation and amortization of our property and equipment and intangible assets that is recognized over their estimated lives.

Other Income

Other income consists of income earned on our money market funds included in cash and cash equivalents.

Results of Operations

The following table sets forth our statements of operations for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Revenue	$218	$—	$—	$200
Operating costs and expenses:
Cost of revenue (excluding depreciation and amortization)(1)	508	—	143	88
Research and development(1)	9,131	5,304	10,157	6,889
Sales and marketing(1)	1,098	182	486	232
General and administrative(1)	5,860	1,113	3,547	1,843
Depreciation and amortization	947	623	1,400	403

Total operating costs and expenses	17,544	7,222	15,733	9,455

Loss from operations	(17,326)	(7,222)	(15,733)	(9,255)
Other income	5	294	309	329

Loss before benefit for income taxes	(17,321)	(6,928)	(15,424)	(8,926)

Benefit for income taxes	—	—	—	—

Net loss	$(17,321)	$(6,928)	$(15,424)	$(8,926)

(1)	Cost of revenue, research and development, sales and marketing, and general and administrative expenses for the periods include stock-based compensation expense as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Cost of revenue	$31	$—	$—	$—
Research and development	1,170	273	716	582
Sales and marketing	25	—	—	—
General and administrative	2,648	227	508	277

Comparison of Six Months Ended June 30, 2021 and 2020

Revenue

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue	$218	$—	$218	100%

Revenue increased by $0.2 million, or 100%, to $0.2 million for the six months ended June 30, 2021 from zero for the six months ended June 30, 2020. The increase in revenue was primarily driven by three new revenue contracts under which we began providing services during the six months ended June 30, 2021. We generated no revenue in the six months ended June 30, 2020.

Cost of Revenue

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Cost of revenue (excluding depreciation and amortization)	$508	$—	$508	100%

Cost of revenue increased by $0.5 million, or 100%, to $0.5 million for the six months ended June 30, 2021 from zero for the six months ended June 30, 2020. The increase was driven by the increase in costs to service active contracts for the six months ended June 30, 2021.

Research and Development

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Research and development	$9,131	$5,304	$3,827	72%

Research and development expenses increased by $3.8 million, or 72%, to $9.1 million for the six months ended June 30, 2021 from $5.3 million for the six months ended June 30, 2020. The increase was primarily driven by a $1.7 million increase in payroll related expenses, including stock-based compensation of $0.9 million, as a result of increased headcount, a $1.0 million increase in research and development costs due to amortization of the Duke and UMD arrangements, and a $1.0 million increase in miscellaneous other research and development expenses.

Sales and Marketing

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Sales and marketing	$1,098	$182	$916	503%

Sales and marketing expenses increased by $0.9 million, or 503%, to $1.1 million in the six months ended June 30, 2021, from $0.2 million for the six months ended June 30, 2020. The increase was primarily due to increased costs to promote our cloud service offerings and other marketing initiatives of approximately $0.5 million and an increase of $0.2 million of payroll-related expenses.

General and Administrative

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
General and administrative	$5,860	$1,113	$4,747	427%

General and administrative expenses increased by $4.7 million, or 427%, to $5.9 million for the six months ended June 30, 2021, from $1.1 million for the six months ended June 30, 2020. The increase was primarily driven by an increase of $3.3 million in personnel-related expenses (including an increase in stock-based compensation of $2.4 million) due to increased headcount to support the growth of our business, an increase of $0.7 million in auditing and accounting fees, and an increase of $0.6 million in legal fees.

Depreciation and Amortization

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Depreciation and amortization	$947	$623	$324	52%

Depreciation and amortization expenses increased by $0.3 million, or 52%, to $0.9 million for the six months ended June 30, 2021, from $0.6 million for the six months ended June 30, 2020. The increase in depreciation and amortization expense is primarily driven by an increase of $0.2 million due to amortization of capitalized internally developed software and an increase of $0.1 million in depreciation expense associated with capitalized quantum computing system costs.

Other Income

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Other income	$5	$294	$(289)	-98%

Other income decreased by $0.3 million, or 98%, for the six months ended June 30, 2021, from $0.3 million for the six months ended June 30, 2020. The decrease was primarily driven by less income earned on money market funds.

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Revenue	$—	$200	$(200)	-100%

Revenue decreased by $0.2 million, or 100%, to zero for the year ended December 31, 2020 from $0.2 million for the year ended December 31, 2019. While we generated revenue in both years, we executed an arrangement with a customer for the issuance of a warrant to purchase 2,050,463 shares of Series B-1 convertible redeemable preferred stock. The warrant was evaluated and considered to represent consideration provided to a customer and as such, the recognition of the warrant expense is recorded as a reduction in revenue as revenue is earned under the contract. The decrease in revenue was primarily driven by the completion of our 2019 contract and revenue generated from our new contract off set by the amortization of these warrants.

Cost of Revenue

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Cost of revenue (excluding depreciation and amortization)	$143	$88	$55	63%

Cost of revenue increased by $0.05 million, or 63%, to $0.15 million for the year ended December 31, 2020 from $0.1 million for the year ended December 31, 2019. The increase was primarily driven by an increase of $0.05 million related to costs associated with maintaining the cloud on which the QCaaS resides.

Research and Development

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Research and development	$10,157	$6,889	$3,268	47%

Research and development expenses increased by $3.3 million, or 47%, to $10.2 million for the year ended December 31, 2020 from $6.9 million for the year ended December 31, 2019. The increase was primarily driven by a $1.1 million increase in payroll related expenses, including stock-based compensation of $0.1 million, as a result of increased headcount, a $1.2 million increase in equipment costs for research on quantum computers, and a $1.3 million increase in materials and supplies expense, offset by a decrease of miscellaneous other expenses of $0.3 million.

Sales and Marketing

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Sales and marketing	$486	$232	$254	109%

Sales and marketing expenses increased by $0.3 million, or 109%, to $0.5 million for the year ended December 31, 2020, from $0.2 million for the year ended December 31, 2019. The increase was primarily due to increased costs to promote our cloud service offerings of approximately $0.2 million.

General and Administrative

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
General and administrative	$3,547	$1,843	$1,704	92%

General and administrative expenses increased by $1.7 million, or 92%, to $3.5 million for the year ended December 31, 2020, from $1.8 million for the year ended December 21, 2019. The increase was primarily driven by an increase of $0.6 million in auditing and accounting fees, an increase of $0.6 million in personnel- related expenses (including an increase in stock-based compensation of $0.2 million) due to increased headcount, an increase of $0.3 million in legal fees related to the Merger, an increase of $0.1 million in recruiting expenses, and an increase of $0.3 million in rent expense, partially offset by decrease of $0.1 million in other general and administrative expenses related to employee meals, travel, seminars and training as a result of stay-at-home orders related to COVID-19.

Depreciation and Amortization

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Depreciation and amortization	$1,400	$403	$997	247%

Depreciation and amortization expenses increased by $1.0 million, or 247%, to $1.4 million for the year ended December 31, 2020, from $0.4 million for the year ended December 31, 2019. The increase in depreciation and amortization expense is primarily attributable to an increase in the number of quantum computing systems and hardware placed in service as of December 31, 2020 compared to the prior year comparable period, resulting in a $0.8 million increase in depreciation expense associated with capitalized quantum computing system costs and machinery, equipment, furniture and fixtures. In addition, depreciation and amortization increased $0.2 million due to a full year of amortization expense recognized on internally developed software placed into service during the year ended December 31, 2019.

Other Income

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Other income	$309	$329	$(20)	-6%

Other income decreased by $0.02 million, or 6%, to $0.3 million for the year ended December 31, 2020, from $0.32 million for the year ended December 31, 2019. The decrease was primarily driven by less income earned on money market funds.

Liquidity and Capital Resources

We have incurred losses since our inception and to date have generated only limited revenue. To date, we have funded our operations primarily through issuances of convertible preferred stock and have raised gross proceeds of $84.9 million. During the year ended December 31, 2020 and the six months ended June 30, 2021, we incurred net losses of $15.4 million and $17.3 million, respectively. As of June 30, 2021, we had an accumulated deficit of $56.9 million. We expect to incur additional losses and higher operating expenses for the foreseeable future.

As of June 30, 2021, we had cash and cash equivalents of $27.7 million. We believe that our cash and cash equivalents on hand as of June 30, 2021 plus the additional cash received as part of the reverse merger and PIPE transaction on September 30, 2021, will be sufficient to meet our working capital and capital expenditure needs for a period of at least 12 months from the date of this prospectus. However, this determination is based upon internal projections and is subject to changes in market and business conditions.

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development. Until such time as we can generate significant revenue from sales of our QCaaS, if ever, we expect to finance our cash needs through public or private equity or debt financings or other capital sources, including potential collaborations and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our quantum computing technology on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our quantum computing development efforts. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Cash Flows

The following table summarizes our cash flows for the period indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net cash used in operating activities	$(9,821)	$(5,979)	$(12,007)	$(7,721)
Net cash used in investing activities	(3,999)	(6,791)	(11,676)	(3,342)
Net cash provided by financing activities	5,392	15	276	62,223

Cash Flows from Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development, sales and marketing, and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities during the six months ended June 30, 2021 was $9.8 million, resulting primarily from a net loss of $17.3 million, adjusted for non-cash charges of $3.9 million in stock-based compensation, $1.0 million in costs associated with research and development arrangements, and $0.9 million in depreciation and amortization. The increase in net cash used in operations from the comparable prior year period was primarily related to our increased research and development activities and associated hiring of personnel to support the growth of our business, partially offset by an increase in accounts payable and accrued expenses primarily driven by legal fees related to the Merger.

Net cash used in operating activities during the six months ended June 30, 2020 was $6.0 million, resulting primarily from a net loss of $6.9 million, adjusted for non-cash charges of $0.6 million in depreciation and amortization and $0.5 million in stock-based compensation.

Net cash used in operating activities during the year ended December 31, 2020 was $12.0 million, resulting primarily from a net loss of $15.4 million, adjusted for non-cash charges of $1.4 million in depreciation and amortization and $1.2 million in stock-based compensation. The increase in net cash used in operations from the prior year was primarily related to our increased research and development activities and associated hiring of personnel.

Net cash used in operating activities during the year ended December 31, 2019 was $7.7 million, resulting primarily from a net loss of $8.9 million, adjusted for non-cash charges of $0.9 million in stock-based compensation and $0.4 million in depreciation and amortization.

Cash Flows from Investing Activities

Net cash used in investing activities during the six months ended June 30, 2021 was $4.0 million representing additions of $3.0 million to property and equipment primarily related to the development of quantum computing systems, $0.8 million of capitalized internal software development costs, and $0.2 million of intangible assets.

Net cash used in investing activities during the six months ended June 30, 2020 was $6.8 million representing additions of $6.1 million to property and equipment primarily related to the development of quantum computing systems, $0.5 million of capitalized internal software development costs, and $0.1 million of intangible assets.

Net cash used in investing activities during the year ended December 31, 2020 was $11.7 million representing additions of $10.0 million to property and equipment primarily related to the development of three quantum computing systems, $1.1 million of capitalized internal software development costs, and $0.5 million of intangible assets.

Net cash used in investing activities during the year ended December 31, 2019 was $3.3 million representing additions of $2.4 million to property and equipment primarily related to the development of a quantum computing systems, $0.5 million of intangible assets, and $0.4 million of capitalized internal software development costs.

Cash Flows from Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2021 was $5.4 million primarily reflecting proceeds from the early exercise of stock options.

Net cash provided by financing activities during the six months ended June 30, 2020 was $0.02 million reflecting proceeds from stock options exercised.

Net cash provided by financing activities during the year ended December 31, 2020 was $0.3 million primarily reflecting net proceeds from the issuance of IonQ common stock.

Net cash provided by financing activities during the year ended December 31, 2019 was $62.2 million, primarily reflecting net proceeds from the issuance of Series B-1 convertible preferred stock of $61.9 million and net proceeds from issuance of our common stock of $0.3 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2020 and June 30, 2021, and the years in which these obligations are due:

As of December 31, 2020	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Contractual Obligations:
Operating lease obligation (1)	$7,544	$561	$1,315	$1,522	$4,146

Total	$7,544	$561	$1,315	$1,522	$4,146

As of June 30, 2021	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Contractual Obligations:
Operating lease obligation (1)	$7,297	$634	$1,368	$1,545	$3,750

Total	$7,297	$634	$1,368	$1,545	$3,750

(1)	Includes future minimum payments for an operating lease of corporate office facilities.

Off-Balance Sheet Arrangements

We did not have off-balance sheet arrangements during the periods presented, and do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Management Estimates

Our consolidated financial statements included elsewhere in this prospectus have been prepared in accordance with GAAP.

Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While our significant accounting policies are described in the notes to our financial statements included elsewhere in this prospectus, we believe the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Capitalized Internally Developed Software

Capitalized internally developed software, which is included in intangible assets, net, consists of costs to purchase and develop internal-use software, which we use to provide services to our customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended, until the time the software is placed in service for its intended use. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use as part of our service offerings, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is typically assessed to be three years.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation. Historical cost of fixed assets is the cost as of the date acquired.

Prior to 2019, we built certain quantum computing systems solely for research and development purposes and these quantum computing systems were deemed to have no alternative future use. In 2019, we began to commercialize our quantum computing systems via the offering of QCaaS and quantum computing systems built thereafter were determined to provide a probable future economic benefit. As a result, hardware and labor costs associated with the building of such quantum computing systems were capitalized. Costs to maintain quantum computing systems are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the estimated useful life of two years for the quantum computing systems.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, intangible assets and capitalized internally developed software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset or asset group exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 or 2019 or for the six months ended June 30, 2021 or 2020.

Revenue Recognition

We derive revenue from providing access to our QCaaS and professional services related to co-developing algorithms on the quantum computing systems. In arrangements with the cloud service providers, the cloud service provider is considered the customer and we do not have any contractual relationships with the cloud service providers’ end users. For these arrangements, revenue is recognized at the amount charged to the cloud service provider and does not reflect any mark-up to the end user.

We apply the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”), Revenue from Contracts with Customers (“ASC 606”), and all related applicable guidance.

We have determined that our QCaaS contracts represent a combined, stand-ready performance obligation to provide access to our quantum computing systems together with related maintenance and support. The transaction price generally includes a variable fee based on usage of our quantum computing systems and may include a fixed fee for a minimum volume of usage to be made available over a defined period of access. Fixed fee arrangements may also include a variable component whereby customers pay an amount for usage over contractual minimums contained in the contracts. For contracts with a fixed transaction price, the fixed fee is recognized as QCaaS subscription-based revenues on a straight-line basis over the access period. Any variable fees for usage over the contractual minimums are estimated at contract inception and recognized ratably over the access period unless such variable usage fees are probable of reversal in future periods. In those instances, variable usage fees are included in the determination of the transaction consideration once known. For contracts without fixed fees, variable usage fees are billed and recognized during the period of such usage. For the years ended December 31, 2020 and 2019 and the six months ended June 30, 2021 and 2020, all revenue recognized by us was recognized based on transfer of service over time. There were no revenues recognized at a point in time.

We may enter into multiple contracts with a single counterparty at or near the same time. We will combine contracts and account for them as a single contract when one or more of the following criteria are met: (i) the contracts are negotiated as a package with a single commercial objective; (ii) consideration to be paid in one contract depends on the price or performance of the other contract; and (iii) goods or services promised are a single-performance obligation.

In 2019, contemporaneous with a revenue arrangement, we executed an arrangement with the same counterparty for the issuance of a warrant to purchase 2,050,463 shares of Series B-1 convertible redeemable preferred stock. The warrant was evaluated and considered to represent consideration provided to a customer and as such, the recognition of the warrant expense is recorded as a reduction in revenue as revenue is earned under the contract.

For contractual arrangements where consideration is paid up-front, the transfer of the quantum computing services is completed at the discretion of the customer as the customer chooses to use the services starting from the date of contract inception. As such, the up-front payment of consideration does not represent a significant financing component.

Convertible Redeemable Preferred Stock

Holders of our preferred stock had certain preference rights relative to our common stock. Our preferred stock contained certain redemption and conversion features that are evaluated for appropriate classification. Our preferred stock was not classified as a liability because it was not mandatorily redeemable and did not contain an obligation to issue a variable number of shares. However, our preferred stock could be redeemed upon the occurrence of a liquidation event which was not solely within our control. As such, the preferred stock was classified as redeemable interests outside of permanent equity (i.e., mezzanine) because of these features.

Warrants

Our outstanding warrants to a customer are accounted for as non-employee share-based payments and have the same risks and rewards as the corresponding equity share ownership in Series B-1 preferred stock. The warrants are accounted for in accordance with ASC 718, Compensation – Stock Compensation, and are classified outside of permanent equity (i.e., mezzanine) consistent with the underlying Series B-1 preferred stock. The warrants were valued using the Black-Scholes-Merton (“Black-Scholes”) option-pricing model which requires estimates of highly subjective assumptions including the fair value of the Series B-1 preferred stock, risk-free interest rate, expected term which is based on the contractual life of the warrant shares, expected volatility and the dividend yield. The warrant expense is recorded as a reduction in revenue as revenue is earned under the arrangement with the customer.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as of the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period. The straight-line method is used to recognize stock-based compensation over the applicable period. We use the Black-Scholes option-pricing model to determine the fair value of stock awards and the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions, which determine the fair value of share-based awards, including the fair value of our common stock, the option’s expected term, the price volatility of the underlying common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The assumptions are based on the following:

•

Expected Volatility. Expected volatility is based on the average historical stock price volatility of comparable publicly traded companies in our industry peer group, financial, and market capitalization data.

•	Risk-Free Interest Rate. Risk-free interest rates are based on the implied yields on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

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Dividend Yield. IonQ used an expected dividend yield of zero. We have never declared or paid any cash dividends on our common stock and we do not plan to pay cash dividends on our common stock in the foreseeable future.

•

Expected Term. We have has estimated the expected term of our employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term. Certain of our options began vesting prior to the grant date, in which case we use the remaining vesting term at the grant date in the expected term calculation.

•

Fair Value of Common Stock. Given the historical absence of an active market for our common stock, we obtained a valuation from a third-party appraisal firm to assist in our determination of the fair value of common stock as of the grant date.

•	Forfeitures. We record forfeitures as they occur.

If any assumptions used in the Black-Scholes option-pricing model change significantly, stock option compensation expense for future awards may differ materially compared with the expense for awards granted previously.

Equity Valuations

The fair value of our equity instruments has historically been determined based upon information available at the time of grant. Given the absence of a public trading market for our capital stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, our management exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our equity instruments at each grant date.

These factors included:

•	contemporaneous valuations performed at periodic intervals by independent, third-party specialists;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	our progress on research and development efforts;

•	our stage of development;

•	the prices, preferences, and privileges of shares of our convertible preferred stock relative to shares of common stock;

•	likelihood of achieving a liquidity event for the underlying equity instruments, such as a business combination, given prevailing market conditions;

•	lack of marketability of our common stock; and

•	macroeconomic conditions.

The fair value of each share of common stock underlying stock-based awards after the Closing of the Business Combination will be based on the closing price of our common stock as reported by NYSE on the date of grant.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements is included in Note 2 to our audited financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We had cash and cash equivalents of $27.7 million as of June 30, 2021. We hold our cash and cash equivalent for working capital purposes. Our cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, we believe that we do not have any material exposure to changes in the fair value of our cash and cash equivalents due to changes in interest rates. Declines in interest rates, however, would reduce our future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on IonQ’s financial statements.

Concentration of Credit Risk

We deposit our cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold our cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. dMY previously elected to avail itself of the extended transition period, and we will be an emerging growth company (for the period described in the immediately succeeding paragraph) and intend to take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.